                                                                    Exhibit 99.1

[INVISION TECHNOLOGIES LOGO]                                        NEWS RELEASE

                                                     CONTACT:
                                                     Al Larrenaga
                                                     InVision Technologies, Inc.
                                                     (510)739-2400

FOR IMMEDIATE RELEASE

                 INVISION TECHNOLOGIES ACQUIRES INDUSTRY LEADER

               TO FACILITATE ENTRY INTO MULTIBILLION DOLLAR SECTOR

                           OF FOREST PRODUCTS INDUSTRY

         (NEWARK, CA), February 24, 2000--InVision Technologies, Inc. (NASDAQ:
INVN) announced today that it has acquired privately held Inovec, Inc., of Eugene, Oregon. Inovec is a leading manufacturer of advanced optimization equipment for increasing the yield of the forest products industry.

         InVision purchased Inovec for approximately $5 million in cash and stock payable over the next two years. In addition, the purchase agreement provides that Inovec shareholders will be paid up to an additional $1.4 million in cash and stock over the next two years based on the achievement of certain performance milestones. Inovec's 1999 revenues were approximately $8 million. This acquisition comes on the heels of InVision's creation of WoodVision, a new division focused on selling equipment utilizing InVision's core CT technology to the forest products industry.

         "The acquisition is another major development in our diversification growth strategy," said Sergio Magistri, President and Chief Executive Officer of InVision. "Inovec adds significant marketing and sales expertise in the wood industry, as well as software engineering experience. Inovec has over 600 laser scanners and other optimization equipment installed in sawmills worldwide. This large installed base combined with Inovec's long standing relationships with its customers will be a tremendous help in introducing InVisions's CT systems into the wood scanning market."

         "We believe that providing the ability of scanning to see inside a log before processing will change the economics for a major part of the $75 billion lumber industry," continued Magistri. "Based on information provided by a recent

InVision Technologies                                                     Page 2

independent market study by the Beck Group, a forest products industry planning and consulting firm, and our analysis, we believe that our addressable market is in excess of $3 billion and is renewable every seven to ten years. We expect revenues from wood scanning in 2000."

         InVision's unique high speed CT technology creates a three dimensional image of the log, producing a virtual log which is an exact representation of the log's internal structure, including all knots, cracks and grade patterns. Through advanced, proprietary image processing, logs are graded and optimized for the ideal cutting pattern. This allows the customer to mitigate the impact of previously unseen defects and maximize the value of a log's yield.

         "We are delighted at the opportunity created by our combined companies," said Alan Bazzaz, Chief Executive Officer of Inovec. "We have a 20 year history of bringing optimization equipment and innovations to the forest products industry and currently have systems in more than 300 sawmills worldwide. We believe that InVision's CT technology will be the next major breakthrough for the industry."

         "After having worked with the InVision team for the past year, including supporting them on the U.S. field tests, we wanted to be a part of bringing CT technology to the wood industry. Our joint vision is that over time, the majority of the high grade wood will be processed by a CT scanner, yielding better value and products to the consumer," added Bazzaz.

         InVision Technologies develops, manufactures, markets and supports explosive detection systems based on advanced Computed Tomography (CT) technology for civil aviation security. Today, more than 180 FAA-certified CTX systems have been shipped worldwide to provide the traveling public with the best security against terrorism available. The company also develops, manufactures, markets and supports CT-based systems for other applications, including wood scanning and drug detection. InVision's wholly owned subsidiary, Quantum Magnetics, develops and commercializes patented and proprietary technologies. These include, but are not limited to, Quadrupole Resonance (QR) patents licensed from the Naval Research Laboratory, that are based on state-of-the-art, low-cost version of magnetic resonance adapted for explosive detection. Additional information about InVision can be obtained on the company's web site at http://www.invision-tech.com.

         This news release contains forward-looking statements including statements regarding the company's future revenues, profits and growth prospects relating to its development of products for and entry into the wood industry.

InVision Technologies                                                     Page 3


Investors are cautioned to consider the important risk factors that could cause actual results to differ materially from those in the forward-looking statements in this news release. These risks include risks inherent to the development and production of new products and new applications; risks inherent to entering into a new industry with non-government customers; risks inherent to the acceptance and pricing of new products by such industry; risks that the market will not develop as expected by the company or that, if it does, that the company's manufacturing capacity will not be able to keep up with demand or that competitors will enter the market; and other risks detailed from time to time in the company's SEC reports, including the most recent reports on Forms 10-Q and 10-K.